Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our Auditor’s Report, dated March 28, 2014, for the financial statements of Springstone Financial, LLC, as of and for the years ended December 31, 2013 and 2012 by LendingClub Corporation into its Current Report on Form 8-K.

/s/ AUERR, ZAJAC & ASSOCIATES, LLP
Auerr, Zajac & Associates, LLP

Franklin, Massachusetts

April 16, 2014